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                                                                      EXHIBIT 23

The Board of Directors
United Therapeutics Corporation:


We consent to incorporation by reference in the registration statement on Form S-3 of United Therapeutics Corporation and subsidiaries of our report dated February 28, 2001, relating to the consolidated balance sheets of United Therapeutics Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of United Therapeutics Corporation and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP

McLean, Virginia
June 7, 2001